UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 17, 2010

(Date of earliest event reported)

U.S. PRECIOUS METALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50703	14-1839426
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer I.D. No.)

801 International Parkway, 5th Floor, Lake Mary, FL 32746

(Address of Principal Executive Offices)

(407) 566-9310

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a)           N/A

(b)

On September 17, 2010, U.S. Precious Metals, Inc. (the “Company”) received written notice of the resignation of Jesus Oliveras as Chief Financial Officer, Secretary and Treasurer of the Company, effective as of that date.  Mr. Oliveras will be replaced as Chief Financial Officer by Jack Wagenti, age 73, the current Chairman of the Company, but will remain on the board of directors.

Mr. Wagenti was elected to Board on August 9, 2010 and appointed as its Chairman on August 13, 2010.  Mr. Wagenti was previously elected Chairman of the Board and Chief Executive Officer in December 2007 and subsequently resigned in October 2008. Mr. Wagenti had been Chief Financial Officer/Secretary/Treasurer from May of 2002 until  the December 2007 appointment.  Mr. Wagenti has been Director of International Power Group since October of 2004 and resigned September 2008. From 1996 to the present, Mr. Wagenti has served in varying capacities of American International Ventures, Inc., a company trading on the Over the Counter Bulletin Board and Pink Sheet market. Mr. Wagenti resigned as a Director in May of 2009 as a Director of American International Ventures, Inc.

There are no family relationships between Mr. Wagenti and any other executive officers or directors of the Company.  Mr. Wagenti was not selected as Chief Financial Officer pursuant to any arrangement or understanding with any other person, and does not have any reportable transactions under Item 404(a) of Regulation S-K.

(c)           N/A

(d)           N/A

(e)           N/A

(f)           N/A

Item 8.01 Other Events

The Company has commenced an action in the Supreme Court of the State of New York, County of New York, Case Number 651504/2010 on September 15, 2010 against Duane Morris LLP, Keli Isaacson Whitlock and Michael “Jack” Kugler (the "Action").  The Action is seeking, among other things, a declaratory judgment that the Pledge Agreement, and related Payment Agreement and General Release, with Duane Morris LLP are void or voidable, compensatory damages and punitive damages.  The Action seeks damages in excess of $100,000,000.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. PRECIOUS METALS, INC.

By:	/s/ David Burney
Name: David Burney
Title: President
Date: September 20, 2010